As filed with the Securities and Exchange Commission on February 1, 2007
Registration No. 333-129570

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 7 to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	2834	04-3412465
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

160 Second Street
Cambridge, Massachusetts 02142
(617) 492-5554
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David S. Barlow
Chairman and Chief Executive Officer
160 Second Street
Cambridge, Massachusetts 02142
(617) 492-5554
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gabor Garai David W. Kantaros Foley & Lardner LLP 111 Huntington Avenue Boston, Massachusetts 02199 (617) 342-4000 (617) 342-4001 — Fax	David K. Boston Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 (212) 728-8000 (212) 728-8111 — Fax

  Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

     The sole purpose of this amendment is to file Exhibits 10.32 through 10.38 to the registration statement as indicated in Item 16 of Part II and in the Exhibit Index of this amendment and to add subheadings within Item 16. No change is made to the preliminary prospectus constituting Part I of the registration statement or Items 13, 14, 15 or 17 of Part II of the registration statement. Accordingly, this amendment consists only of the facing page, this explanatory note, Part II, the signature page to the registration statement, and the Exhibit Index of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of our common stock being registered. All amounts are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq Global Market listing fee. All of these costs and expenses will be borne by the registrant.

Securities and Exchange Commission filing fee	$10,460
NASD filing fee	$9,700
Nasdaq Global Market listing fee	100,000
Blue Sky fees and expenses	15,000
Transfer agent and Registrar expenses and fees	7,500
Printing and engraving expenses	950,000
Accountants’ fees and expenses	550,000
Legal fees and expenses	650,000
Directors and officers insurance premium	650,000
Road Show	50,000
Miscellaneous	191,126

Total	$3,183,786

Item 14.  Indemnification of Directors and Officers.

We are a Massachusetts corporation. Section 2.02 of the Massachusetts Business Corporation Act, or MBCA, permits a corporation to eliminate or limit the personal liability of a director for monetary damages for violations of the director’s fiduciary duty, except for (i) any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for authorizing unauthorized distributions and for making loans to directors, officers and certain shareholders pursuant to Section 6.40 of the MBCA or (iv) any transaction from which a director derived an improper personal benefit.

Section 8 of the MBCA provides that a corporation may indemnify directors, officers, employees and other agents and persons who serve at its request as directors, officers, employees or agents of another organization or who serve at its request in any capacity with respect to any employee benefit plan, to the extent specified or authorized by the articles of organization, any bylaw adopted by the stockholders or a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

Such indemnification may include payment by the corporation of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding, upon receipt of any undertaking by the person indemnified to repay such payment if he shall be adjudicated to be not entitled to indemnification under Section 8 which undertaking may be accepted without reference to the financial ability of such person to make repayment. Any such indemnification may be provided although the person to be indemnified is no longer an officer, director, employee or agent of the corporation or of such other organization or no longer serves with respect to such employee benefit plan. No indemnification shall be provided, however, for any person with respect to any matter where there is a court determination that such person, in the matter in question, did not act in good faith in the reasonable belief that his action was in the best interest of the corporation or, to the extent that the matter relates to service with respect to an employee benefit plan, that such person did not act in the best interest of the participants or beneficiaries of such employee benefit plan.

We have also adopted provisions in our Restated Articles of Organization providing that our directors, officers, employees, and agents shall be indemnified to the fullest extent permitted by Massachusetts law. Additionally, the Amended and Restated Bylaws permit us to secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in connection with their services to us, regardless of whether our articles or incorporation or bylaws permit such indemnification. We have obtained such insurance.

In addition to the indemnification granted to officers and directors under the MBCA, Article VI of our Restated Articles of Organization provides that each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the MBCA, as the same exists or may hereafter be amended against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith.

The right to indemnification conferred in our Restated Articles of Organization includes, in the case of a director or officer at the level of vice president or above, and in the case of any other officer or any employee may include (in the discretion of the Board of Directors), the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition. The rights to indemnification and to the advancement of expenses conferred in our Restated Articles of Organization continue as to an indemnitee who has ceased to be a director, officer, employee or agent and inure to the benefit of the indemnitee’s heirs, executors and administrators.

We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our articles of organization and bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, damages, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

There is no pending litigation or proceeding involving our directors, officers, employees or agents pending for which indemnification is sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

Item 15.  Recent Sales of Unregistered Securities.

In the last three years, we have sold the following securities which were not registered under the Securities Act of 1933:

1. From March 4, 2004 through June 30, 2004, we issued a total of 53,663 shares of our Series B Convertible Preferred Stock to 33 investors in a private placement for $132 per preferred share. Each share of preferred stock converts to common stock on a 33.33-to-1 basis and the price per share, on a common stock equivalent basis, was $3.96 per common stock equivalent. In connection with the sale of these shares of Series B preferred stock, each investor was issued a warrant to purchase that number of shares of common stock equal to 20% of the aggregate dollar amount invested divided by $3.96, the warrant exercise price. This resulted in warrants being issued for the purchase of a total of 357,743 shares of common stock at an exercise price of $3.96 per common share. These warrants will expire, if not exercised, in connection with this offering.

2. During 2004, we issued 329,332 shares of our Common Stock pursuant to option exercises. The options were previously granted pursuant to our 1997 Stock Option Plan.

3. In June 2004, we issued 21,605 shares of our Common Stock to James Poitras pursuant to his exercise of a warrant to purchase common shares. The exercise price was $1.62 per share. The warrant had been issued in connection with a prior investment in the Company by Mr. Poitras.

4. In August 2004, we issued 12,345 shares of our Common Stock to David Barlow pursuant to his exercise of a warrant to purchase common shares. The exercise price was $1.62 per share. The warrant had been issued in connection with a prior investment in the Company by Mr. Barlow.

5. From March 29, 2005 through April 14, 2005, we issued and sold a total of 141,590 shares of our Series C Convertible Preferred Stock to 45 investors in a private placement for $202 per preferred share. Each share of preferred stock converts to common stock on a 33.33-to-1 basis and the price per share, on a common stock equivalent basis, was $6.06 per common stock equivalent.

6. In April 2005 the Company issued a warrant to purchase an aggregate of 16,501 shares of common stock at an exercise price of $6.06 to S.G. Cowen & Co. for services rendered in connection with the sale of our Series C Preferred Stock.

7. In 2005, the Company has issued 126,169 shares of its Common Stock pursuant to option exercises. The options were previously granted pursuant to our 1997 Stock Option Plan.

8. In September 2006 and October 2006, we issued an aggregate principal amount of $15.4 million of convertible promissory notes to certain qualified institutional buyers. Effective with this offering, these notes will convert into a total of 2,034,019 shares of our common stock reflecting a conversion price of $7.80 per share. In connection with these notes, we issued warrants to purchase shares of our common stock to each noteholder at a purchase price of $7.80 per share. The noteholders are entitled to purchase a total of 394,877 shares of our common stock under these warrants. The warrants have a five year term.

9. In November 2006 and as a condition to its agreement to consent to the financing disclosed in paragraph 8 above, we issued a warrant to Ritchie Debt Acquisition Fund, Ltd., which was assigned to BlueCrest Venture Finance Master Fund Limited, to purchase up to 61,538 shares of our common stock at a price of $7.80 per share. This warrant expires on the earlier of i) seven years, ii) 180 days after the effectiveness of this offering, or iii) the sale of our company.

10. Since January 1, 2004, we granted stock options to certain employees, directors and consultants under our 1997 Plan covering an aggregate of 1,362,801 shares of common stock, at exercise prices ranging from $0.60 to $7.20 per share. Of these, options covering an aggregate of 26,917 shares were canceled without being exercised.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 1, 5 and 8 above by virtue of Section 4(2) of the Securities Act and by virtue of Rule 506 of Regulation D. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired for investment. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof. Appropriate legends were affixed to the share certificates and instruments issued in all such transactions.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 2, 7 and 10 above by virtue of Rule 701 promulgated under the Securities Act, in that they were offered and sold either pursuant to written compensatory plans or pursuant to a written contract relating to compensation, as provided by Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had adequate access, through their relationships with us, to information about us.

We claimed exemption from registration under the Securities Act for the sales and issuances of securities in the transactions described in paragraphs 3, 4, 6 and 9 above by virtue of Section 4(2) of the Securities Act. Such sales and issuances did not involve any public offering, were made without general solicitation or advertising and each purchaser was an accredited investor with access to all relevant information necessary to evaluate the investment and represented to us that the shares were being acquired, or the shares issuable pursuant to warrant exercise would be acquired, for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

Item 16.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Number	Description of Document

1.1**	Form of Underwriting Agreement.
3.1**	Restated Articles of Organization, filed May 30, 2006, as amended by Articles of Amendment, filed September 7, 2006.
3.2**	Amended and Restated Bylaws.
4.1**	Reference is made to Exhibits 3.1 and 3.2.
4.2**	Form of Common Stock Certificate.
5.1**	Opinion of Foley & Lardner LLP.
10.1**	Unit Purchase Agreement for the Purchase of Shares of Series B Preferred Stock of the Company dated as of February 23, 2004.
10.2**	Stock Purchase Agreement for the Purchase of Series C Preferred Stock of the Company dated as of March 29, 2005.
10.3**	Amended and Restated Voting Agreement by and among the Company and certain holders of Common Stock and Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock dated as of March 29, 2005.
10.4**	Investors Rights Agreement by and between the Company and the holders of Series C Preferred Stock dated as of March 29, 2005.
10.5**	Registration Rights Agreement by and among the Company and certain holders of Common Stock and Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock dated as of March 29, 2005.
10.6**	Lease Agreement dated as of June 19, 2003 by and between the Company and RayJoe Limited Partnership.
10.7**	Employment Agreement dated as of January 1, 2003 by and between the Company and John Babich.
10.8**	Employment Agreement dated as of February 7, 2003 by and between the Company and David Barlow.
10.9**	Employment Agreement dated as of March 3, 2003 by and between the Company and John McCray.
10.10**	Employment Agreement dated as of May 1, 2004 by and between the Company and Nicholas Borys.
10.11**	Employment Agreement dated as of July 1, 2005 by and between the Company and Bob Gallahue.

Number	Description of Document

10.12†**	License Agreement, dated as of October 25, 1999, between the Company and Nihon Medi-Physics Co. Ltd.
10.13†**	Development, Manufacturing and Supply Agreement, dated June 14, 2004, as amended by Amendment No. 1, between the Company and MDS Nordion, a division of MDS (Canada) Inc.
10.14†**	Exclusive License Agreement, dated as of December 29, 1997, between the Company and Georgetown University.
10.15†**	Exclusive License Agreement, dated as of March 1, 2000, between the Company and Georgetown University.
10.16†**	License Agreement, dated as of December 15, 2000, between the Company and The Board of Governors of the University of Western Ontario.
10.17†**	License Agreement, dated as of September 5, 2003, between the Company and The Board of Governors of the University of Western Ontario.
10.18**	1997 Stock Option Plan.
10.19**	Amended and Restated 2006 Equity Incentive Plan.
10.20**	Consulting Agreement dated as of January 1, 2005 by and between the Company and William Eckelman.
10.21†**	Exclusive License Agreement, dated as of December 28, 2005, between the Company, Georgetown University and Johns Hopkins University.
10.22**	Employment Agreement dated June 23, 2005 by and between the Company and James A. Wachholz.
10.23†**	BMIPP Supply Agreement, dated as of January 12, 2006, between the Company and MDS Nordion, a division of MDS (Canada) Inc.
10.24†**	Agreement, dated as of March 22, 2006, as amended, between the Company and MDS Nordion, a division of MDS (Canada) Inc.
10.25†**	Amendment No. 2, dated May 9, 2006, between the Company and MDS Nordion to Development, Manufacturing and Supply Agreement, dated June 14, 2004, and Amendment No. 1, dated May 9, 2006, between the Company and MDS Nordion to BMIPP Supply Agreement, dated January 12, 2006.
10.26**	Amendment No. 3, dated November 26, 2006, between the Company and MDS Nordion to Development, Manufacturing and Supply Agreement, dated June 14, 2004.
10.27†**	License Agreement, dated as of November 3, 2006, between the Company and Novartis Pharma AG.
10.28†**	License Agreement, dated as of December 6, 2006, between the Company and McMaster University.
10.29†**	First Amendment, dated January 4, 2007, between the Company and Novartis Pharma AG to the License Agreement dated November 3, 2006.
10.30†**	Technology Transfer Agreement, dated December 20, 2006, between the Company and Mallinckrodt Inc.
10.31†**	License, Development and Commercialization Agreement, dated January 15, 2007, between the Company and Bayer Schering Pharma Aktiengesellschaft.
10.32	Securities Purchase Agreement, dated September 28, 2006, among the Company and the Purchasers of Convertible Notes and Common Stock Warrants.
10.33	Amendment No. 1 to Registration Rights Agreement, dated September 28, 2006, among the Company and certain holders of Common Stock and Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, and the holders of Convertible Notes.
10.34	Amendment No. 1 to Employment Agreement between the Company and John Babich, dated November 14, 2005.
10.35	Amendment No. 1 to Employment Agreement between the Company and David Barlow, dated November 14, 2005.

Number	Description of Document

10.36	Amendment No. 1 to Employment Agreement between the Company and John McCray, dated November 14, 2005.
10.37	Amendment No. 1 to Employment Agreement between the Company and Nicholas Borys, dated November 14, 2005.
10.38	Amendment No. 1 to Employment Agreement between the Company and Bob Gallahue, dated November 14, 2005.
21.1**	Subsidiaries of the Registrant.
23.1**	Consent of Deloitte & Touche LLP.
23.2**	Opinion of Foley & Lardner LLP (included in Exhibit 5.1).
99.1**	Consent of Lionel Sterling to be named as a nominee to the Board of Directors of the Company.

*	To be filed by amendment

**	Previously filed

†	Portions of this exhibit have been omitted and filed separately with the secretary of the Securities and Exchange Commission pursuant to a confidential treatment request

(b)	Financial Statement Schedules

All financial statement schedules have been omitted because they are inapplicable or not required and because the information is included elsewhere in the consolidated financial statements or notes thereto.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt deliver to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on the 1st day of February, 2007.

MOLECULAR INSIGHT PHARMACEUTICALS, INC.

By:	/s/ David S. Barlow
David S. Barlow
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

By:	/s/ David S. Barlow David S. Barlow	Chief Executive Officer; Chairman of the Board	February 1,2007
By:	* John W. Babich, Ph.D.	President; Director	February 1, 2007
By:	/s/ Robert Gallahue Robert Gallahue	Chief Financial Officer (principal accounting officer)	February 1, 2007
By:	* Daniel Frank	Director	February 1, 2007
By:	* Andrew Jay D.M.D.	Director	February 1, 2007
By:	* David M. Stack	Director	February 1, 2007
By:	* Harry Stylli, Ph.D.	Director	February 1, 2007
By:	* Kim Lamon, M.D., Ph.D.	Director	February 1, 2007
*By:	/s/ David S. Barlow David S. Barlow Attorney-In-Fact		February 1, 2007

EXHIBIT INDEX

Number	Description of Document

1.1**	Form of Underwriting Agreement.
3.1**	Restated Articles of Organization, filed May 30, 2006, as amended by Articles of Amendment, filed September 7, 2006.
3.2**	Amended and Restated Bylaws.
4.1**	Reference is made to Exhibits 3.1 and 3.2.
4.2**	Form of Common Stock Certificate.
5.1**	Opinion of Foley & Lardner LLP.
10.1**	Unit Purchase Agreement for the Purchase of Shares of Series B Preferred Stock of the Company dated as of February 23, 2004.
10.2**	Stock Purchase Agreement for the Purchase of Series C Preferred Stock of the Company dated as of March 29, 2005.
10.3**	Amended and Restated Voting Agreement by and among the Company and certain holders of Common Stock and Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock dated as of March 29, 2005.
10.4**	Investors Rights Agreement by and between the Company and the holders of Series C Preferred Stock dated as of March 29, 2005.
10.5**	Registration Rights Agreement by and among the Company and certain holders of Common Stock and Series A Preferred Stock, the holders of Series B Preferred Stock and the holders of Series C Preferred Stock dated as of March 29, 2005.
10.6**	Lease Agreement dated as of June 19, 2003 by and between the Company and RayJoe Limited Partnership.
10.7**	Employment Agreement dated as of January 1, 2003 by and between the Company and John Babich.
10.8**	Employment Agreement dated as of February 7, 2003 by and between the Company and David Barlow.
10.9**	Employment Agreement dated as of March 3, 2003 by and between the Company and John McCray.
10.10**	Employment Agreement dated as of May 1, 2004 by and between the Company and Nicholas Borys.
10.11**	Employment Agreement dated as of July 1, 2005 by and between the Company and Bob Gallahue.
10.12†**	License Agreement, dated as of October 25, 1999, between the Company and Nihon Medi-Physics Co. Ltd.
10.13†**	Development, Manufacturing and Supply Agreement, dated June 14, 2004, as amended by Amendment No. 1, between the Company and MDS Nordion, a division of MDS (Canada) Inc.
10.14†**	Exclusive License Agreement, dated as of December 29, 1997, between the Company and Georgetown University.
10.15†**	Exclusive License Agreement, dated as of March 1, 2000, between the Company and Georgetown University.
10.16†**	License Agreement, dated as of December 15, 2000, between the Company and The Board of Governors of the University of Western Ontario.
10.17†**	License Agreement, dated as of September 5, 2003, between the Company and The Board of Governors of the University of Western Ontario.
10.18**	1997 Stock Option Plan.
10.19**	Amended and Restated 2006 Equity Incentive Plan.
10.20**	Consulting Agreement dated as of January 1, 2005 by and between the Company and William Eckelman.

Number	Description of Document

10.21†**	Exclusive License Agreement, dated as of December 28, 2005, between the Company, Georgetown University and Johns Hopkins University.
10.22**	Employment Agreement dated June 23, 2005 by and between the Company and James A. Wachholz.
10.23†**	BMIPP Supply Agreement, dated as of January 12, 2006, between the Company and MDS Nordion, a division of MDS (Canada) Inc.
10.24†**	Agreement, dated as of March 22, 2006, as amended, between the Company and MDS Nordion, a division of MDS (Canada) Inc.
10.25†**	Amendment No. 2, dated May 9, 2006, between the Company and MDS Nordion to Development, Manufacturing and Supply Agreement, dated June 14, 2004, and Amendment No. 1, dated May 9, 2006, between the Company and MDS Nordion to BMIPP Supply Agreement, dated January 12, 2006.
10.26**	Amendment No. 3, dated November 26, 2006, between the Company and MDS Nordion to Development, Manufacturing and Supply Agreement, dated June 14, 2004.
10.27†**	License Agreement, dated as of November 3, 2006, between the Company and Novartis Pharma AG.
10.28†**	License Agreement, dated as of December 6, 2006, between the Company and McMaster University.
10.29†**	First Amendment, dated January 4, 2007, between the Company and Novartis Pharma AG to the License Agreement dated November 3, 2006.
10.30†**	Technology Transfer Agreement, dated December 20, 2006, between the Company and Mallinckrodt Inc.
10.31†**	License, Development and Commercialization Agreement, dated January 15, 2007, between the Company and Bayer Schering Pharma Aktiengesellschaft.
10.32	Securities Purchase Agreement, dated September 28, 2006, among the Company and the Purchasers of Convertible Notes and Common Stock Warrants.
10.33	Amendment No. 1 to Registration Rights Agreement, dated September 28, 2006, among the Company and certain holders of Common Stock and Series A Preferred Stock, the holders of Series B Preferred Stock, the holders of Series C Preferred Stock, and the holders of Convertible Notes.
10.34	Amendment No. 1 to Employment Agreement between the Company and John Babich, dated November 14, 2005.
10.35	Amendment No. 1 to Employment Agreement between the Company and David Barlow, dated November 14, 2005.
10.36	Amendment No. 1 to Employment Agreement between the Company and John McCray, dated November 14, 2005.
10.37	Amendment No. 1 to Employment Agreement between the Company and Nicholas Borys, dated November 14, 2005.
10.38	Amendment No. 1 to Employment Agreement between the Company and Bob Gallahue, dated November 14, 2005.
21.1**	Subsidiaries of the Registrant.
23.1**	Consent of Deloitte & Touche LLP.
23.2**	Opinion of Foley & Lardner LLP (included in Exhibit 5.1).
99.1**	Consent of Lionel Sterling to be named as a nominee to the Board of Directors of the Company.

*	To be filed by amendment

**	Previously filed

†	Portions of this exhibit have been omitted and filed separately with the secretary of the Securities and Exchange Commission pursuant to a confidential treatment request